Exhibit 10.1
PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of this 30th day of March, 2006 (the “Signing Date”) by and among THE EXPLORATION COMPANY OF DELAWARE, INC., a Delaware corporation (the “Company”), and the several investors named on the signature pages hereto (individually an “Investor” and collectively the “Investors”).

Recitals:

A. The Company and each Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission under the 1933 Act.

B. Each Investor, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement (the “Private Placement”), that aggregate number of shares of the Common Stock, par value $0.01 per share, of the Company (the “Common Shares”), equal to the quotient obtained by dividing (1) such Investor’s Subscription Amount by (2) $10.50 (which aggregate amount for all Investors together shall be collectively referred to herein as the “Shares”).

C. The Company has engaged A.G. Edwards & Sons, Inc. and Harris Nesbitt Corp. as its placement agents (the “Placement Agents”) for the Private Placement on a “best efforts” basis; and

D. Contemporaneously with the purchase and sale of the Shares, the parties hereto will enter into a Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights under the 1933 Act and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Shares” has the meaning set forth in the Recitals, and also includes any securities into which the Common Shares may be reclassified.

“Company’s Knowledge” means the actual knowledge of the officers of the Company, after reasonable due inquiry and investigation.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer software (including, but not limited to, data, data bases and documentation), performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Intellectual Property” means all of the following: (i) patents and patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations, applications and renewals for any of the foregoing; and (v) Confidential Information.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), or business of the Company and its Subsidiaries on a consolidated basis; or (ii) the ability of the Company to issue and sell the securities contemplated hereby and to perform its obligations under the Transaction Documents.

“Material Contract” means any contract of the Company or any Subsidiary that was actually filed, or required to be filed, as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Net Escrow Amount” means the Escrow Amount (as defined in Section 3.1) less the Cash Placement Agents Fee (as defined in Section 5.21) and the Placement Agents’ Counsel Fees (as defined in Section 10.5).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agent Agreements” means (i) that certain Letter Agreement, dated as of March 2, 2006, by and between the Company and A.G. Edwards & Sons, Inc.; and (ii) that certain Letter Agreement, dated as of February 24, 2006, by and between the Company and Harris Nesbitt Corp.

“Requisite Holders” means, with respect to any consent, vote or other action, (i) prior to the Closing Date (as defined in Section 4), the Investors who have subscribed to purchase a majority of the Shares; and (ii) following the Closing Date, the Investors holding a majority of the Shares.

“SEC Filings” has the meaning set forth in Section 5.7.

“Securities” means the Shares.

“Shares” means the Common Shares being purchased by the Investors hereunder.

“Subscription Amount” means with respect to each Investor, the Subscription Amount indicated on such Investor’s signature page to this Agreement.

“Subsidiary” of any Person means another Person, an amount of the voting securities of which, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which), is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement and the Registration Rights Agreement, together with any instrument, certificate or document executed in connection herewith.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investors, the Shares in the respective amounts set forth on the signature pages hereto in exchange for the cash consideration set forth on the signature pages hereto which shall be equal to the product of the number of shares purchased by an Investor and the per share purchase price.

3. Escrow of Purchase Price.

3.1. Simultaneously with the execution and delivery of a counterpart to this Agreement by an Investor, such Investor shall (i) promptly cause a wire transfer of immediately available funds (U.S. dollars) in an amount representing such Investor’s “Aggregate Purchase Price”, as set forth on such Investor’s signature page hereto, to be paid to the non-interest bearing escrow account of The Bank of New York (“Escrow Agent”), set forth on Schedule I affixed hereto (the aggregate amounts being held in escrow are referred to herein as the “Escrow Amount”); and (ii) deliver to the Placement Agents and the Company a duly executed counterpart to the Registration Rights Agreement. The Escrow Agent shall hold the Escrow Amount in escrow until (i) the Escrow Agent receives written instructions from the Company and the Placement Agents authorizing the release of the Escrow Amount in accordance with Section 4; or (ii) the Escrow Agent receives written instructions from the Company and/or the Requisite Holders (or a specific terminating Investor pursuant to Section 7.3(a)(iv)) that the Agreement has been terminated in accordance with Section 7.3 in which case the Escrow Agent shall return to each Investor (or, in the case of a termination of this Agreement by an Investor solely with respect to itself pursuant to Section 7.3(a)(iv), such terminating Investor), the portion of the Escrow Amount each such Investor delivered to the Escrow Agent. The Company and each Investor hereby authorizes the Escrow Agent to release from the Escrow Amount, at the Closing (as defined in Section 4), without further action or deed (other than receipt of the written instructions from the Company and the Placement Agents authorizing the release of the Escrow Amount), the (i) Cash Placement Agents Fee (as defined in Section 5.21) to the Placement Agents; (ii) Placement Agents’ Counsel Fees (as defined in Section 10.5) to Placement Agents’ Counsel; and (iii) the Net Escrow Amount to the Company.

3.2. The Company and the Investors acknowledge and agree for the benefit of the Escrow Agent (which shall be deemed to be a third party beneficiary of this Section 3) as follows:

(a) The Escrow Agent (i) is not responsible for the performance by the Company or the Investors of this Agreement or any of the Transaction Documents or for determining or compelling compliance therewith; (ii) is only responsible for (A) holding the Escrow Amount in escrow pending receipt of written instructions from the Placement Agents and the Company directing the release of the Escrow Amount in accordance with Section 3.1 and (B) disbursing the Escrow Amount in accordance with the written instructions from the Company and/or the Requisite Holders in accordance with Section 3.1, each of the responsibilities of the Escrow Agent herein is ministerial in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent (collectively, the “Escrow Agent Duties”); (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with indemnification acceptable to it, in its sole discretion; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for making inquiry as to, or for determining, the genuineness, accuracy or validity thereof, or of the authority of the Person signing or presenting the same; (v) may consult counsel satisfactory to it, and the written opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel; and (vi) shall be authorized to distribute, at the Closing, to Placement Agents’ Counsel the Placement Agents’ Counsel Fees. Documents and written materials referred to in this Section 3.2(a) include, without limitation, e-mail and other electronic transmissions capable of being printed, whether or not they are in fact printed; and any such e-mail or other electronic transmission may be deemed and treated by the Escrow Agent as having been signed or presented by a Person if it bears, as sender, the Person’s e-mail address.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder in connection with its Escrow Agent Duties, except in the case of the Escrow Agent’s gross negligence, willful misconduct or bad faith (as finally determined by a court of competent jurisdiction) in breach of the Escrow Agent Duties. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE FOR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGE OR LOSS (INCLUDING BUT NOT LIMITED TO LOST PROFITS) WHATSOEVER, EVEN IF THE ESCROW AGENT HAS BEEN INFORMED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

(c) The Company and the Investors hereby indemnify and hold harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating to the performance of the Escrow Agent Duties, unless such action, claim or proceeding is the result of the gross negligence, willful misconduct or bad faith (as finally determined by a court of competent jurisdiction) of the Escrow Agent.

(d) Each of the Investors acknowledges receipt and review of that Escrow Agreement with the Escrow Agent and attached as Exhibit C hereto (the “Escrow Agreement”). The Investors hereby agree that, upon execution of this Agreement, each shall be deemed a “Depositor” under the terms of the Escrow Agreement and to have consented to and affirmed the terms and conditions of the Escrow Agreement as if and having the same legal consequence as he, she or it were a signatory thereof. Each of the Company and the Investors has consulted with its own counsel specifically about this Section 3 to the extent they deemed necessary, and has entered into this Agreement after being satisfied with such advice.

4. Closing. Upon confirmation that the conditions to Closing specified herein have been satisfied or duly waived by the Requisite Holders or the Company, as applicable, (i) the Company shall deliver to the Escrow Agent, in trust, certificates, registered in such name or names as the Investors may designate, representing the Shares, with instructions that such Shares are to be held for release to the Investors only upon payment in full of the Aggregate Purchase Price to the Escrow Agent by all the Investors and (ii) following receipt of such certificates, the Company and the Placement Agents shall jointly instruct the Escrow Agent to release (A) the Net Escrow Amount to the Company (the date of receipt of the Net Escrow Amount by the Company is hereinafter referred to as the “Closing Date”), (B) the Cash Placement Agents Fee to the Placement Agents and (C) the Placement Agents’ Counsel Fees to Placement Agents’ Counsel. On the Closing Date, the certificates representing the Shares shall be released to the Investors (the “Closing”). The purchase and sale of the Shares in the Closing shall take place at the offices of Andrews Kurth LLP, the Placement Agents’ Counsel, 1717 Main Street, Suite 3700, Dallas, Texas 75201, or at such other location and on such other date as the Company and the Requisite Holders shall mutually agree.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors and the Placement Agents that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

5.1. Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, unless the failure to so qualify would have a Material Adverse Effect.

5.2. Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents; (ii) authorization of the performance of all obligations of the Company hereunder or thereunder; and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3. Capitalization.

(a) Schedule 5.3 sets forth (i) the authorized capital shares of the Company on the date hereof, (ii) the number of capital shares issued and outstanding as of March 30, 2006, (iii) the number of capital shares issuable pursuant to the Company’s share plans as of December 31, 2005, and (iv) the number of capital shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any capital shares of the Company as of March 30, 2006. All of the issued and outstanding Company capital shares have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and, to the Company’s Knowledge, were issued in full compliance with applicable law and any rights of third parties. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 5.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement, the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 5.3, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the securities of the Company. Except as described on Schedule 5.3, the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person, except as contemplated by the Registration Rights Agreement. The Company has not issued any capital shares since March 30, 2006.

(b) Except as described on Schedule 5.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue Common Shares or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(c) Except as set forth on Schedule 5.3, the Company does not have outstanding shareholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events or otherwise.

5.4. Subsidiaries. Schedule 5.4 sets forth the direct and indirect Subsidiaries of the Company. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all liens, encumbrances and restrictions, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. Neither the Company nor any Subsidiary is party to any material joint venture, nor has any ownership interest in any other entity that is material to the Company and not disclosed in the SEC Filings.

5.5. Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

5.6. Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than those filings and consents set forth on Schedule 5.6, consents or filings that have already been obtained, the filings with the SEC of one or more registration statements in accordance with the Registration Rights Agreement, filings required by Section 10.7 hereof, and filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. The issuance and sale of the Securities and the other transactions contemplated by the Transaction Documents do not contravene any laws of the State of Delaware or the federal laws applicable therein, the Certificate of Incorporation, or the terms of any agreement to which the Company or any Subsidiary is party.

5.7. Delivery of SEC Filings; Business. All reports and other documents filed or furnished by the Company pursuant to the 1934 Act through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR Filings”) system and prior to the date hereof (collectively, the “SEC Filings”) are publicly available for viewing by Investors. The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.

5.8. Use of Proceeds. The proceeds of the sale of the Shares hereunder shall be used by the Company for general corporate and working capital purposes.

5.9. No Material Adverse Change. Except as identified and described in the SEC Filings or as described on Schedule 5.9, since December 31, 2005, there has not been:

(a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in the financial statements included in the SEC Filings, except for changes in the ordinary course of business that would not have a Material Adverse Effect, individually or in the aggregate;

(b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital shares of the Company, or any redemption or repurchase of any securities of the Company or any Subsidiary;

(c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or any Subsidiary;

(d) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and which would not have a Material Adverse Effect;

(f) any change or amendment to the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or change to any Material Contract by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(g) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(h) any material transaction entered into by the Company or any Subsidiary other than in the ordinary course of business (other than as contemplated by the Transaction Documents);

(i) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(j) the loss or threatened loss of any customer which had or would have a Material Adverse Effect; or

(k) any other event or condition of any character (i) that reasonably should be disclosed to the Investors pursuant to Regulation D and as part of the Private Placement or (ii) that had or would have a Material Adverse Effect; provided however, any decline in the market price of the Company’s Common Shares as a result of the transactions contemplated by the Transaction Documents, the public announcement thereof, or change in the general economic or industry conditions shall not be deemed to be such a Material Adverse Effect.

5.10. SEC Filings. At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any such document has been revised or superseded by a later filed SEC Filing. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default of any Material Contract and, to the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default of any Material Contract. The Company has not received any notice of the intention of any party to terminate any Material Contract.

5.11. No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation, Bylaws or other charter documents, each as in effect on the date hereof, or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, each as in effect on the date hereof; or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) except as set forth on Schedule 5.11, any Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets or properties are subject.

5.12. Tax Matters. The Company and each of its Subsidiaries has timely prepared and filed all tax returns required to have been filed by the Company and each of its Subsidiaries with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by them, except to the extent such taxes are being disputed in good faith or to the extent any such non-payment would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any foreign, federal, state or local taxing authority except for any assessment that is not material to the Company. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, except to the extent such taxes are being disputed in good faith or to the extent any such non-payment would not have a Material Adverse Effect. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of its assets or property. Except as described on Schedule 5.12, there are no outstanding tax sharing agreements or other such arrangements between the Company or any Subsidiary and any other entity and neither the Company nor any Subsidiary is presently undergoing any audit by a taxing authority, or has waived or extended any statute of limitations at the request of any taxing authority.

5.13. Title to Properties.

(a) Except as disclosed in the SEC Filings, each of the Company and its Subsidiaries has good title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects, except as would not individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them, except as would not individually or in the aggregate have a Material Adverse Effect.

(b) All interests in natural resource properties of the Company and its Subsidiaries are in all material respects: (i) owned or held by the Company or a Subsidiary as owner thereof with good title; (ii) in good standing; (iii) valid and enforceable; and (iv) free and clear of any liens, charges or encumbrances, and no royalty is payable in respect of any of them except as disclosed in the SEC Filings, except as would not individually or in the aggregate have a Material Adverse Effect; no other material property rights are necessary for the conduct of the Company’s and each Subsidiary’s business, and there are no material restrictions on the ability of the Company or any Subsidiary to use, transfer or otherwise exploit any such property rights except as disclosed in the SEC Filings, and, to the Company’s Knowledge, there is no claim or basis for a claim that may adversely affect such rights in any material respects except as disclosed in the SEC Filings.

5.14. Certificates, Authorities and Permits. The Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any Subsidiary, would have a Material Adverse Effect, individually or in the aggregate.

5.15. No Labor Disputes. No material labor dispute with the employees of the Company exists or, to the Company’s Knowledge, is likely.

5.16. Intellectual Property.

(a) All Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable, except to the extent that any non-compliance would not individually or in the aggregate have a Material Adverse Effect. No Intellectual Property of the Company that is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property that are necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted to which the Company is a party or by which any of its assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company that are parties thereto and, to the Company’s Knowledge, of the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and, to the Company’s Knowledge, there exists no event or condition that would result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

(c) The Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s business, except that any such invalidity or liens, encumbrances, or obligations would not have a Material Adverse Effect. The Company has a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the business of the Company as currently conducted or as currently proposed to be conducted, except where such invalidity or unenforceable right shall not have a Material Adverse Effect.

(d) To the Company’s Knowledge, the conduct of the Company’s business as currently conducted and as currently proposed to be conducted does not and will not infringe any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party. To the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company that are necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted are not being infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and the Company’s use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(d) The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s ownership or right to use any of the Intellectual Property or Confidential Information that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted, except as would not have a Material Adverse Effect.

5.17. Environmental Matters.

(a) The Company and each of its Subsidiaries has been and is in material compliance with all applicable federal, state, municipal and local laws, statutes, ordinances, bylaws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign, (“Environmental Laws”) relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance except where such non-compliance would not have a Material Adverse Effect on the Company on a consolidated basis.

(b) The Company and each of its Subsidiaries has obtained all material licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the “Environmental Permits”) necessary for the operation of its projects as currently operated and each Environmental Permit is valid, subsisting and in good standing and the holders of the Environmental Permits are not in default or breach thereof and no proceeding is pending or threatened to revoke or limit any Environmental Permit, except in each case where the result would not have a Material Adverse Effect on the Company and its Subsidiaries, on a consolidated basis.

(c) (i) neither the Company (including, if applicable, any predecessor companies thereof) nor any of its Subsidiaries has been prosecuted for an offence alleging material non-compliance with any Environmental Laws and (ii) there are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Company or its Subsidiaries, nor to the Company’s Knowledge has the Company or any of its Subsidiaries received notice of any of the same and which orders, directions or notices remain outstanding as unresolved.

5.18. Litigation. Except as disclosed in the SEC Filings, there are no pending investigations, actions, suits or proceedings against or affecting the Company, any Subsidiary or any of their respective properties before or by any court or governmental or regulatory agency, authority or body; and except as disclosed in the SEC Filings, to the Company’s Knowledge, no such legal, governmental or regulatory investigations, actions, suits or proceedings are threatened or contemplated that if adversely determined would have a Material Adverse Effect.

5.19. Financial Statements. The financial statements included in each SEC Filing fairly present the financial position of the Company and its Subsidiaries as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis; provided, however, that the unaudited financial statements are subject to normal year end and quarter end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles. Except as set forth in the financial statements of the Company and its Subsidiaries included in the SEC Filings, neither the Company nor any Subsidiary has incurred any liabilities, contingent or otherwise, except those which, individually or in the aggregate, would not have a Material Adverse Effect.

5.20. Insurance Coverage. The Company and each of its Subsidiaries maintains in full force and effect insurance coverage by insurers of recognized financial responsibility against losses and risks and in such amounts as are prudent and customary in its business; and the Company reasonably believes such insurance coverage is adequate.

5.21. Brokers and Finders. Except for the cash commission to be paid (the “Cash Placement Agents Fee”) to the Placement Agents pursuant to the terms of the Placement Agent Agreements, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

5.22. No Directed Selling Efforts or General Solicitation. Neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

5.23. No Integrated Offering. Neither the Company nor any of its Affiliates, nor, to the Company’s Knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from the registration requirements imposed under Section 5 of the 1933 Act for the transactions contemplated hereby or that would require such registration the 1933 Act.

5.24. Private Placement. Subject to the accuracy of the representations and warranties of the Investors contained in Section 6 hereof, the offer, sale and issuance of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act. The Company has not provided to the Investors any information that is, or reasonably could be deemed, material, non-public information, other than information regarding the existence of the Private Placement itself.

5.25. Foreign Corrupt Practices Act. Neither the Company nor, to the Company’s Knowledge, any of its current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company has on behalf of the Company or in connection with its business, taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company has conducted its businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.26. Transactions with Affiliates. Except as disclosed in SEC Filings made on or prior to the date hereof, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act.

5.27. Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15 and 15d-15) for the Company and has designed such disclosure controls and procedures with the intent of ensuring that material information relating to the Company is made known to the certifying officers by others within those entities, particularly with respect to the period covered by the Company’s most recently filed period report under the 1934 Act. Under the supervision and with the participation of the Company's management, the Company evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the most recent periodic reporting period under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date and such conclusions are accurate in all material respects. Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 308(c) of Regulation S-K) or, to the Company's Knowledge, in other factors that could significantly affect the Company's internal controls. The Company maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles and the applicable requirements of the 1934 Act.

5.28. Listing. The Common Shares are listed and posted for trading on The NASDAQ Capital Market (the “Exchange”) and the Company has not received any notification (written or oral) from the Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of such Exchange. The Company will use its commercially reasonable efforts to seek and obtain the acceptance for the purchase, sale and listing of the Securities contemplated by the Transaction Documents from the Exchange.

6. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company and the Placement Agents that:

6.1. Organization; Authorization. For each Investor that is an entity, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or organizational power and authority to enter into and to consummate the transactions contemplated in the Transaction Documents and to otherwise carry out its obligations thereunder. The execution, delivery and performance by the Investor of the transactions contemplated by the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

6.2. Purchase Entirely for Own Account. The Securities to be purchased by the Investor hereunder will be acquired by the Investor as principal for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

6.3. Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor is experienced in making private investments in public equities, similar to the purchase of the Securities hereunder.

6.4. Disclosure of Information. The Investor has no knowledge of any “material fact” or “material change” in the affairs of the Company that has not been generally disclosed to the public, other than this particular transaction; the Investor’s decision to tender this offer and purchase the Shares has not been made as a result of any verbal or written representation as to factual or other matters made by or on behalf of the Company, or any other Person and is based entirely upon currently available public information concerning the Company. The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company and its business, to the extent such information is not material nonpublic information, and the terms and conditions of the offering of the Shares. The Investor acknowledges its satisfactory review of the SEC Filings. The Investor acknowledges that it has been afforded the opportunity to obtain such additional information, other than material nonpublic information, that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

6.5. Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may not be resold unless the Securities are registered pursuant to the 1933 Act, or an exemption from registration is available therefrom. In connection with any transfer of the Securities other than pursuant to an effective registration statement, except as provided for in Section 8.7, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the 1933 Act.

6.6. Legends.

(a) It is understood that certificates evidencing the Securities shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”

(b) If required by the authorities of any state in connection with the issuance or sale of the Securities, the legend required by such state authority.

6.7. Accredited Investor. Each Investor (a) at the time it was offered the Shares was, and at the date hereof is, an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act and (b) has completed and delivered with this Agreement an Accredited Investor Certificate attached as Schedule II, the representations and warranties contained in such certificate being incorporated and forming part of this Agreement.

6.8. No General Solicitation. In connection with the Private Placement, the Investor did not learn of the investment in the Securities or make their decision to purchase the Securities as a result of any “general advertising” or “general solicitation” as those terms are contemplated in Regulation D, as amended, under the 1933 Act.

6.9. Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, or any Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

6.10. Prohibited Transactions. Since the time the Investor learned of the Private Placement, neither the Investor nor any Affiliate of such Investor that (i) has or had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (iii) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any transactions in the securities of the Company, including any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Shares, granted any other right (including, without limitation, any put or call option) with respect to the Common Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Common Shares (each, a “Prohibited Transaction”). Such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction during the period from the date hereof until such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated pursuant to Section 7.3 hereof.

6.11 Limited Ownership. The purchase by such Investor of the Shares issuable to it at the Closing will not result in such Investor (individually or together with other Persons with whom such Investor has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 4.999% of the outstanding Common Shares or the voting power of the Company on a post transaction basis that assumes that such Closing shall have occurred or otherwise becoming a “control person” of the Company as such term is defined under applicable securities laws. Such Investor does not presently intend to, alone or together with others, make a public filing with the SEC to disclose that it has (or that it together with such other Persons have) acquired, or obtained the right to acquire, as a result of such Closing (when added to any other securities of the Company that it or they then own or have the right to acquire), in excess of 14.999% of the outstanding Common Shares or the voting power of the Company on a post transaction basis that assumes that the Closing at issue shall have occurred.

6.12 Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase the Shares pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision. Such Investor has not relied on the business or legal advice of the Placement Agents or any of their agents, counsel or Affiliates in making its investment decision hereunder. Further, each Investor acknowledges that the Placement Agents have not functioned as financial advisors, agents or fiduciaries of the Company or the Investors and that the Placement Agents may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Investors, and that the Placement Agents have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

6.13 Use of Personal Information. The Investor hereby acknowledges and consents to: (a) the disclosure by the Investor and the Company of Personal Information concerning the Investor to a securities commission or other regulatory authority (a “Securities Commission”), or to the Exchange and its affiliates, authorized agents, subsidiaries and divisions, including the Exchange; and (b) the collection, use and disclosure of Personal Information by the Exchange for the following purposes (or as otherwise identified by the Exchange, from time to time): (i) to conduct background checks; (ii) to verify the Personal Information that has been provided about the Investor; (iii) to consider the suitability of the Investor as a holder of securities of the Company; (iv) to consider the eligibility of the Company to continue to list on the Exchange; (v) to provide disclosure to market participants as the security holdings of the Company’s shareholders, and their involvement with any other reporting issuers, issuers subject to a cease trade order or bankruptcy, and information respecting penalties, sanctions or personal bankruptcies, and possible conflicts of interest with the Company; (vi) to detect and prevent fraud; (vii) to conduct enforcement proceedings; and (viii) to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in the United States.

6.14 Present Ownership of Securities. The Investor has fully and accurately disclosed to the Company its present ownership of securities of the Company by completing the disclosure statement attached as Schedule III to this Agreement, and acknowledges that the Company will rely on the information entered on Schedule III in completing its filings with the Exchange and filing the registration statement contemplated by the Registration Rights Agreement.

7. Conditions to Closing.

7.1. Conditions to the Investors’ Obligations. The obligation of each Investor to purchase the Securities at the Closing is subject to the fulfillment to the Requisite Holders’ reasonable satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing by the Requisite Holders:

(a) The representations and warranties made by the Company in Section 5 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 5 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date (including the delivery of the certificates representing the Shares in accordance with Section 4 hereof).

(b) The Company shall have executed and delivered the Registration Rights Agreement to the Placement Agents.

(c) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, or self-regulatory organization enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(d) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c) and (h) of this Section 7.1.

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(f) The Company shall have delivered a Certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that the Company is in good standing.

(g) The Investors shall have received a legal opinion of Jenkens & Gilchrist, P.C., the Company's counsel, dated as of the Closing Date, in the form set forth in Exhibit B hereto, executed by such counsel and addressed to the Investors and the Placement Agent.

(h) No stop order or suspension of trading shall have been imposed by any Person with respect to public trading in the Common Shares.

7.2. Conditions to Obligations of the Company. The Company's obligation to sell and issue the Securities at the Closing is subject to the fulfillment to the reasonable satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 6 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and conditions herein required to be performed or observed by them on or prior to the Closing Date.

(b) The Investors shall have executed and delivered the Registration Rights Agreement to the Placement Agents and the Company at or prior to Closing; provided, that, this condition shall be satisfied with respect to each Investor who has executed and delivered the Registration Rights Agreement.

(c) Each of the Investors shall have delivered to the Escrow Agent prior to Closing its portion of the Aggregate Purchase Price set forth on the respective signature pages hereto.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, or self-regulatory organization enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e) The Company shall have received from each of the Investors duly and accurately completed disclosures as required under this Agreement in the form specified in Schedule III to this Agreement.

(f) The Company shall have received from each of the Investors a duly and accurately completed Accredited Investor Certificate in form specified in Schedule II.

7.3. Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Requisite Holders;

(ii) By the Company if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By the Requisite Holders if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment, and shall not have been waived by the Requisite Holders; or

(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to May 1, 2006;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) Nothing in this Section 7.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

8. Covenants and Agreements of the Company.

8.1. Reports. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and non-use of such information. The Company is presently a reporting issuer under the 1934 Act and will use its reasonable efforts to remain a reporting issuer under the 1934 Act. The Company understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

8.2. No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

8.3. Insurance. The Company shall not materially reduce the insurance coverages described in Section 5.20.

8.4. Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

8.5. Termination of Certain Covenants. The provisions of Section 8.1 through 8.4 shall terminate and be of no further force and effect upon the date on which the Company’s obligations under the Registration Rights Agreement to register and maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

8.6. Listing of Shares and Related Matters. Promptly following the date hereof, the Company shall take all necessary action to cause the Shares to be approved for inclusion in the Exchange. Further, if the Company applies to have its Common Shares or other securities traded on any other principal stock exchange or market, it shall include in such application the Shares and will take such other action as is necessary to cause such Common Shares to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Shares on the Exchange and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations applicable to issuers whose securities are listed on such Exchange.

8.7. Removal of Legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement and receipt by the Company of the Investor’s written confirmation that the Securities will not be disposed of except in compliance with the prospectus delivery requirements of the 1933 Act or (ii) delivery to the Company of a representation letter in customary form that Rule 144(k) has become available, the Company shall, upon an Investor’s written request, promptly cause certificates evidencing the Investor’s Securities to be replaced with certificates which do not bear such restrictive legends. When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Investor within three (3) Business Days of submission by that Investor of legended certificate(s) to the Company’s transfer agent together with a representation letter in customary form, the Company shall be liable to the Investor for liquidated damages in an amount equal to 1.0% of the Aggregate Purchase Price of the Securities evidenced by such certificate(s) for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day that the unlegended certificates have not been so delivered, which such amount shall be payable in cash, monthly on the last day of each month; provided, however, that the Company shall not be liable to the Investor for any such liquidated damages totaling in the aggregate more than 10% of the Aggregate Purchase Price.

9. Survival and Indemnification.

9.1. Survival. All representations and warranties contained in this Agreement shall survive the Closing Date for a period of twelve (12) months. All covenants and agreements contained in this Agreement, including the provisions contained in Section 8 hereof, shall survive in accordance therewith.

9.2. Indemnification. The Company agrees to indemnify and hold harmless, each Investor and their respective Affiliates and the directors, officers, employees and agents of each of them and their respective Affiliates, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by, or to be performed on the part of, the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

9.3. Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 9.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any Losses by reason of such judgment. Without the prior written consent of the Indemnified Person, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

10. Miscellaneous.

10.1. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable; provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party, that is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended under the 1933 Act, and that shall agree in writing to be bound by the terms and conditions of this Agreement, including the completion by such assignee of Schedules II and III to this Agreement. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Except for the Placement Agents, the Escrow Agent and the Indemnified Persons, which are express intended third party beneficiaries of this Agreement, and except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.2. Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

10.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described on the earlier of (i) if given by personal delivery, then such notice shall be deemed given upon such delivery; (ii) if given by facsimile or electronic mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal; (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient, or (B) three days after such notice is deposited in first class mail, postage prepaid; (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier; and (v) upon actual receipt by the party to whom the notice is required to be given. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

The Exploration Company of Delaware, Inc.
500 North Loop 1604, East
Suite 250
San Antonio, Texas 78232
Attn: M. Frank Russell
Fax: (210) 496-3232

With a copy to:

Jenkens & Gilchrist, P.C.
401 Congress Avenue
Suite 2500
Austin, Texas 78701
Attn: J. Rowland Cook
Fax: (512) 499-3810

If to any of the Investors:

to the addresses set forth on the signature pages hereto.

With a copy to:

A.G. Edwards & Sons, Inc.
1 North Jefferson
St. Louis, MO 63103
Attn: Albert F. Bender
Fax: (314) 955-6996

and to:

Harris Nesbitt Corp.
3 Times Square
New York, New York 10036
Attn: General Counsel
Fax: (212) 702-1205

and to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attn: David Washburn
Fax: (214) 659-4891

10.5. Expenses. The Company shall pay the reasonable fees and expenses of the Placement Agents in connection with the Private Placement (the “Placement Agents’ Fees”), which Placement Agents’ Fees shall include, without limitation, the legal fees and expenses and all other expenses of the Placement Agents, but in no event in an amount to exceed $50,000. The Placement Agents’ Fees shall be paid to Placement Agents at the Closing by release to Placement Agents of the portion of the Escrow Amount equal to the Placement Agents’ Fees. Except as set forth above, the Company and the Investors shall each bear their own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

10.6. Amendments and Waivers. No term of this Agreement may be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively), without the prior written consent of the Company and the Requisite Holders; provided, however, that any provision hereof which impairs the rights or increases the obligations of a specific Investor disproportionately to other Investors shall not be amended or waived without the prior written consent of the Company and that particular Investor; provided, further, that any provision affecting the rights or obligations of the Escrow Agent shall not be waived or amended without the prior written consent of the Escrow Agent.  Any amendment or waiver effected in accordance with this Section 10.6 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

10.7. Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Placement Agents (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Placement Agents to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the trading day immediately following the Signing Date, the Company shall issue a press release disclosing the execution of this Agreement. No later than the fourth Business Day following the Signing Date, the Company will file a Form 8-K, as applicable, attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. By 8:30 a.m. (New York City time) on the trading day immediately following the Closing Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement. No later than the fourth Business Day following the Closing Date, the Company will file a Form 8-K, as applicable, attaching the press release described in the foregoing sentence. In addition, the Company will make such other filings and notices in the manner and time required by the SEC. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the SEC (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the 1934 Act) without the prior written consent of such Investor, except to the extent such disclosure is required by law or trading market regulations, in which case the Company shall provide the Investors with prior notice of such disclosure except to the extent such prior notice is provided in this Agreement.

10.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9. Entire Agreement. This Agreement, including the Schedules, Exhibits and the Disclosure Schedules, and the other Transaction Documents, constitute the entire agreement among the Company and the Investors with respect to the Private Placement and the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Company and the Investors with respect to the Private Placement and the subject matter hereof and thereof; provided however, the obligations of an Investor under any nondisclosure agreement (whether written or oral) or confidentiality letter entered into by such Investor in connection with the offering of the Securities shall continue to apply in accordance with the terms thereof.

10.10. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.12. Independent Nature of Investor's Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement or caused its duly authorized officers to execute this Purchase Agreement as of the date first above written.

THE EXPLORATION COMPANY OF DELAWARE, INC. By: /s/ James E. Sigmon Name: James E. Sigmon Title: President

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement or caused its duly authorized officers to execute this Purchase Agreement as of the date first above written.

Date: ____________________

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP,
TRUST, ESTATE OR OTHER ENTITY:
____________________________
(Signature)	____________________________
Print name of entity
____________________________
(Printed Name)	By:__________________________
Name:________________________
Title:_________________________
Address for Notices: ____________________________ ____________________________ ____________________________	Address for Notices: ____________________________ ____________________________ ____________________________

Address for Delivery of Common Shares: ____________________________ ____________________________ ____________________________	Address for Delivery of Common Shares: ____________________________ ____________________________ ____________________________
Taxpayer Identification Number: ____________________________	Taxpayer Identification Number: ____________________________

Aggregate dollar amount of Common Shares committed
to be purchased pursuant to the terms of the Agreement: $________________________

Number of Common Shares committed to be
purchased pursuant to the terms of the Agreement:_______________________________

Note: Each investor completed a copy of this signature page. A listing of investors will be provided to the SEC upon request.

EXHIBIT A

[FORM OF REGISTRATION RIGHTS AGREEMENT]

See Exhibit 10.2

EXHIBIT B

OPINION OF COMPANY COUNSEL

1. The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

2. The Company has all requisite legal and corporate power to execute and deliver the Agreement and the Transaction Documents, to sell and issue the Common Stock under the Agreement and to carry out and perform its obligations under the terms of the Agreement and the Transaction Documents.

3. The shares of Common Stock have been duly authorized and when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

4. All corporate action on the part of the Company necessary for the authorization, execution and delivery of the Agreement and the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Common Stock and the performance by the Company of its obligations under the Agreement and the Transaction Documents has been taken. The Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5. The execution and delivery by the Company of the Agreement and the Transaction Documents, the performance by the Company of its obligations under the Agreement and the Transaction Documents, and the issuance of the Common Stock do not violate any provision of the Certificate of Incorporation or Bylaws, or any provision of the Delaware General Corporations Law, any applicable federal or Delaware state law, or rule or regulation known to us to be customarily applicable to transactions of this nature. The execution and delivery by the Company of the Agreement and the Transaction Documents, the performance by the Company of its obligations under the Agreement and the Transaction Documents, and the issuance of the Common Stock do not violate, or constitute a default under, any contract or agreement filed as an exhibit (or required to be filed as an exhibit) to the Company’s Form 10-K for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission pursuant to Item 601(b)(10) of Regulation S-K to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

6. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreement or the Transaction Documents, the offer, sale or issuance of the Common Stock or the consummation by the Company of any other transaction contemplated by the Agreement or the Transaction Documents, except the filing of a Form D pursuant to Regulation D under the Securities Act of 1933, as amended.

B-1

7. Subject to the accuracy of the Investors’ representations in Section 6 of the Agreement, the offer, sale and issuance of the Common Stock in conformity with the terms of the Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

8. Except as identified in the Agreement, to our knowledge, there are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency nor, to our knowledge, has the Company received any written threat thereof.

B-2

EXHIBIT C

[ESCROW AGREEMENT]

SCHEDULE I

THE ESCROW AGENT WIRE INSTRUCTIONS
FOR ESCROW AMOUNT

The Bank of New York
ABA# 021000018
GLA 111-565
TAS 184152
Attn: John C. Stohlmann-TXCO/AG Edwards Escrow

Please include both the GLA & TAS numbers with the wire transfer. If there is only one block for an account number, the two numbers can be on the same line but should be separated by a slash, dash, or space. The wire may also be formatted where the GLA is the account number and the TAS is a further credit.

I-1

SCHEDULE II

U.S. ACCREDITED INVESTOR CERTIFICATE

As required by state and federal securities laws, the following information must be obtained regarding the Investor’s accredited investor status:

If the Investor is an individual, please answer the following items:

☐ True	☐ False	(1)	The Investor is a natural person whose net worth,[1] either individually or jointly with such Investor’s spouse, exceeds $1,000,000.
☐ True	☐ False	(2)
The Investor is a natural person who had individual income in excess of $200,000, or joint income with such Investor’s spouse in excess of $300,000, in each of 2004 and 2005 and reasonably expects to reach the same income level in 2006.[2]

☐ True	☐ False	(3)	The Investor is a director or executive officer of the Company.

If the Investor is an entity (not an individual), please check each applicable statement:

☐	(4)
The Investor is a bank as defined in Section 3(a)(2) of the Securities Act of 1933 (the “Securities Act”), or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

☐	(5)	The Investor is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;
☐	(6)	The Investor is an insurance company as defined in Section 2(13) of the Securities Act;
☐	(7)	The Investor is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;
☐	(8)	The Investor is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

1  The term “net worth” means the excess of total assets over total liabilities. In calculating “net worth,” the Investor may include the estimated fair market value of the Investor’s principal residence as an asset.
2  In determining “income,” the Investor should (i) add to adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan to the extent vested and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income and (ii) subtract from adjusted gross income any unrealized capital gain.

☐	(9)
The Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000;

☐	(10)
The Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 and (i) the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5,000,000, or (iii) if a self-directed plan, the investment decisions are made solely by persons that are accredited investors;

☐	(11)	The Investor is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
☐	(12)
The Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, a partnership, or a limited liability company, not formed for the specific purpose of acquiring Shares in the Company, with total assets in excess of $5,000,000;

☐	(13)
The Investor is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring Shares in the Company, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Shares of the Company;

☐	(14)
The Investor is an entity in which all of the equity owners qualify as an “accredited investor” under any of items (1) through (13) above. If the Investor qualifies under this “accredited investor” category only, list the equity owners of the Investor, their respective percentage interests in the Investor and the item number above under which each such equity owner qualifies as an “accredited investor” (including categories for individuals listed above) and include a completed copy of this Certificate for each such equity owner:

		(Continue on a separate piece of paper, if necessary.)

THE UNDERSIGNED ACKNOWLEDGES AND UNDERSTANDS THAT THE COMPANY IS RELYING ON HIS, HER OR ITS REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN DETERMINING WHETHER INVESTOR WILL BE PERMITTED TO INVEST IN THE COMPANY PURSUANT TO THE AGREEMENT.

IN WITNESS WHEREOF, the undersigned has/have executed and made effective this Accredited Investor Certificate on this ________ day of _________, 2006.

ACCREDITED INVESTOR:

If an entity: By: ________________________________ Name: ______________________________ Title: _______________________________

If an individual or individuals:

(Signature)

(Print Name)

(Signature)

(Print Name)

Note: Each investor completed a copy of this schedule. A listing of investors will be provided to the SEC upon request.

SCHEDULE III

INVESTOR’S CERTIFICATE REGARDING PRESENT OWNERSHIP OF SECURITIES

(to be completed by each Investor)

To: [The Exploration Company of Delaware, Inc.]

The Investor certifies that the information set out in this Certificate below accurately describes the Investor’s present ownership of securities of [The Exploration Company of Delaware, Inc.]

The Investor either [check appropriate box]:

☐
owns directly or indirectly, or exercises control or direction over, no common shares in the capital stock of the Company or securities convertible into common shares in the capital stock of the Company; or

☐
owns directly or indirectly, or exercises control or direction over, ________ common shares in the capital stock of the Company and convertible securities entitling the Investor to acquire an additional ________ common shares in the capital stock of the Company.

Affiliate Status

The Investor either [check appropriate box]:

☐	is an “Affiliate” of the Company as defined in the Securities Exchange Act of 1934.
☐	is not an “Affiliate” of the Company.

EXECUTED by the Investor at ________________________________ this ___ day of ___________, 2006.

If a corporation, partnership or other entity:	If an individual:

Print Name of Investor	Print Name

Signature of Authorized Signatory	Signature
Print name of entity

Name and Position of Authorized Signatory	Jurisdiction of Residence

Jurisdiction of Residence

Note: Each investor completed a copy of this schedule. A listing of investors will be provided to the SEC upon request.

III-1

SCHEDULES TO PURCHASE AGREEMENT
BY AND AMONG
THE EXPLORATION COMPANY OF DELAWARE, INC. AND THE INVESTORS

Schedule 5.3

Capitalization, etc.

Schedule 5.3(a):

1.	Authorized capital shares as of March 30, 2006:
Preferred Stock, par value $0.01 per share: 10,000,000 authorized
Common Stock, par value $0.01 per share: 50,000,000 authorized

2.	Capital shares issued and outstanding as of March 30, 2006:
29,862,230 shares of Common Stock

3.	Number of shares issuable and reserved for issuance pursuant to the Company’s share plans as of December 31, 2005:

The Company granted options to its officers, directors, and key employees under its 1995 Flexible Incentive Plan (the “1995 Plan”), as amended, in prior years. The 1995 Plan was replaced during 2005 with the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan allows for the future award of a maximum number of shares limited to 10% of the total number of then issued and outstanding shares of common stock for issuance, reduced by shares issued under, and outstanding grants issued under the 1995 Plan. These shares may be issued as the result of exercise of options granted or as restricted stock to management, directors, and key employees. At December 31, 2005, 2,937,990 shares were authorized for grant and 981,990 shares remained available for grant. All currently outstanding options have 10-year terms that vest and become fully exercisable based on the specific terms imposed as of the date of grant.

4.	Options, Warrants and Restricted Stock outstanding as of March 30, 2006:

Restricted stock: 349,000 (this amount included in Item 2, above)
Options: 1,253,750
Warrants: 966,500

5.	Voting agreements, buy-sell agreements, etc.: None

6.	Registration Rights:

a.	Registration Rights Agreement relative to the Company’s May 2004 PIPES transaction.
b.	Registration Rights granted to Alan L. Edgar relative to his exercise in January, 2006 of warrants for the purchase of 133,333 shares of Common Stock.

Schedule 5.3(b): None

Schedule 5.3(c): None

Schedule 5.4

Subsidiaries

Parent: The Exploration Company of Delaware, Inc.

Subsidiaries (all wholly owned):	Eagle Pass Well Service, Inc. PPL Operating, Inc. Maverick Gas Marketing, L.P. Maverick Dimmit Pipeline, L.P. Paloma Pipeline, L.P. TXCO Drilling Corp.

Schedule 5.6

Consents and Filings

None other than the filing of a Form D with the Securities and Exchange Commission under the Securities Act of 1933 and with certain states in which the filing of a Form D is necessary to perfect an applicable exemption.

Schedule 5.9

No Material Adverse Effect

On March 20, 2006, the Company purchased a drilling rig at a cost of $4.3 million.

Schedule 5.11

Material Contracts

None.

Schedule 5.12

Tax Matters

None other than an on-going franchise tax audit conducted by the Texas Comptroller of Public Accounts for 2002, 2003 and 2004.